UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2026

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40501	27-0480143
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cabot Road, Suite 1800

Woburn, MA 01801

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 301-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 29, 2026, iSpecimen Inc. (the “Company”) filed a Fifth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware, which, among other things, effectuated a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share, at a ratio of 1-for-40 (the “Reverse Stock Split”). The Reverse Stock Split became effective at 4:30 p.m. Eastern Time on April 27, 2026, and the Company’s common stock began trading on a split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”) when the market opened on April 28, 2026. The Company’s common stock continues to trade on Nasdaq under the symbol “ISPC.” The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 45032V306.

At the Company’s special meeting of stockholders held on October 30, 2025 (the “Special Meeting”), the Company’s stockholders approved a proposal to amend the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Prior Certificate”) to effect a reverse stock split at a ratio in the range of 1-for-10 to 1-for-100, with the final ratio to be determined by the Company’s Board of Directors (the “Board”), at any time prior to the one-year anniversary of stockholder approval. On April 9, 2026, the Board approved the Reverse Stock Split at a ratio of 1-for-40.

As a result of the Reverse Stock Split, every 40 shares of the Company’s issued and outstanding common stock, as well as all shares of common stock held by the Company in treasury, were automatically combined into one share of common stock, without any change in the par value per share. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional share of common stock that would otherwise have resulted from the Reverse Stock Split was rounded up to the nearest whole share. Immediately prior to the effectiveness of the Reverse Stock Split, the Company had 52,639,796 shares of common stock issued and outstanding. Following the Reverse Stock Split, the Company has approximately 1,316,032 shares of common stock issued and outstanding.

In addition, proportionate adjustments were made to (i) the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of common stock, (ii) the number of shares of common stock issuable upon the vesting of outstanding restricted stock units, and (iii) the number of shares reserved for issuance pursuant to the Company’s equity incentive plans.

The Reverse Stock Split was intended to increase the per share trading price of the Company’s common stock to better position the Company to attract certain institutional and other investors and to regain compliance with the minimum bid price requirement for continued listing of the Company’s common stock on Nasdaq.

In connection with the adoption of the Restated Certificate, the Board also ratified, pursuant to Section 204 of the General Corporation Law of the State of Delaware, as a defective corporate act, the Company’s prior one-for-twenty (1:20) reverse stock split effected on September 13, 2024, for which a certificate of amendment to the Prior Certificate was not filed with the Secretary of State of the State of Delaware at the time of effectiveness. On April 29, 2026, the Company submitted a Certificate of Validation (the “Certificate of Validation”) with the Secretary of State of the State of Delaware to validate such prior reverse stock split in accordance with Section 204 of the General Corporation Law of the State of Delaware. The Restated Certificate restates and integrates in their entirety the provisions of the Prior Certificate, as amended, including the effects of both the prior 1:20 reverse stock split and the current 1:40 Reverse Stock Split.

Broadridge Corporate Issuer Solutions, LLC, the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of common stock electronically in book-entry form are not required to take any action to receive post-split shares.

The foregoing descriptions of the Restated Certificate and the Certificate of Validation are qualified in their entirety by reference to the full text of the Restated Certificate and the Certificate of Validation, copies of which are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On April 24, 2026, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Fifth Amended and Restated Certificate of Incorporation, effective April 29, 2026
3.2	Certificate of Validation, dated April 29, 2026
99.1	Press Release dated April 24, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2026

iSPECIMEN INC.

By:	/s/ Katharyn Field
	Name:	Katharyn Field
	Title:	Chief Executive Officer

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